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                                                                     EXHIBIT 4.2

                               CUMULUS MEDIA INC.
                       1999 EXECUTIVE STOCK INCENTIVE PLAN

         1. OBJECTIVES. The Cumulus Media Inc. 1999 Executive Stock Incentive Plan is designed to be a plan which governs the stock options to be granted to Richard W. Weening ("Mr. Weening") and Lewis W. Dickey, Jr. ("Mr. Dickey").

         2.       DEFINITIONS.

                  (a) "Award" shall mean the grant of a Stock Option to a Participant pursuant to such terms, conditions, performance requirements, and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

                  (b) "Award Agreement" shall mean an agreement between Cumulus Media Inc. and a Participant that sets forth the terms, conditions, performance requirements, and limitations applicable to an Award.

                  (c) "Board" shall mean the Board of Directors of Cumulus Media Inc.

                  (d) "Cause" shall have the same meaning as in Section 6(c) of the Employment Agreements.

                  (e)      "Change of Control" shall have the same meaning as in
         Section 8 of the Employment Agreements.

                  (f) "Class A Common Stock" shall mean the authorized and issued or unissued $.01 par value Class A common stock of Cumulus Media Inc.

                  (g) "Class C Common Stock" shall mean the authorized and issued or unissued $.01 par value Class C common stock of Cumulus Media Inc.

                  (h) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                  (i) "Committee" shall mean the Compensation Committee of the Board of Directors of Cumulus Media Inc. comprised of at least two non-employee directors.

                  (j) "Company" shall mean Cumulus Media Inc. and its subsidiaries including subsidiaries of subsidiaries and partnerships and other business ventures in which Cumulus Media Inc. has a significant equity interest, as determined in the sole discretion of the Committee.

                  (k) "Employment Agreements" shall mean the employment agreements between the Company and Mr. Weening and Mr. Dickey, respectively, dated as of July 1, 1998.

                  (l) "Fair Market Value", as regards the Class A Common Stock shall mean the closing sale price of the Class A Common Stock on the Nasdaq National Market as reported in the Midwest Edition of the Wall Street Journal for the date in question, provided that, if no sales of Class A Common Stock were made on said exchange on that date, "Fair Market Value" shall mean the closing sale price of Class A Common Stock as reported for the most recent preceding day on which sales of Class A Common Stock were made on such exchange, or, failing any such sales, such other price as the Committee may determine in conformity with pertinent law and regulations of the Treasury Department. Notwithstanding the foregoing, in the case of Awards which are effective on the date the Company sells shares of Class A Common Stock in an underwritten public offering, Fair Market Value shall mean the price per share at which the Class A Common Stock is initially sold to the public pursuant to the offering. "Fair Market Value" as regards the Class C Common Stock from time to time, shall mean the Fair Market Value of the Class A Common Stock at such same time unless the Committee determines otherwise because of a determination that the Fair Market Value of the Class A Common Stock is not


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         indicative of the Fair Market Value of the Class C Common Stock. In the
         event of such a determination, the Committee shall determine the Fair Market Value of the Class C Common Stock in conformity with pertinent law and regulations of the Treasury Department.

                  (m)      "Participant" shall mean Mr. Weening and/or Mr.
         Dickey.

                  (n) "Plan" shall mean the Cumulus Media Inc. 1999 Executive Stock Incentive Plan.

                  (o) "Stock Option" shall mean a grant of a right to purchase a specified number of shares of Class C Common Stock the purchase price of which shall be not less than 100% of Fair Market Value on the date of grant, as determined by the Committee. A stock option may be in the form of a nonqualified stock option or an incentive stock option ("ISO"). A nonqualified stock option is an option that does not meet the criteria of an ISO. An ISO, in addition to being subject to applicable terms, conditions and limitations established by the Committee, complies with Section 422 of the Code which, among other limitations, provides that the aggregate Fair Market Value (determined at the time the option is granted) of Class C Common Stock for which ISOs are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000; that ISOs shall be priced at not less than 100% of the Fair Market Value on the date of the grant (110% in the case of a Participant who is a 10% shareholder of the Company within the meaning of Section 422 of the
         Code); and that ISOs shall be exercisable for a period of not more than ten years (five years in the case of a Participant who is a 10% shareholder of the Company).

         3. ELIGIBILITY. Mr. Weening and Mr. Dickey are the only employees eligible to participate in the Plan.

         4. COMMON STOCK AVAILABLE FOR AWARDS. Subject to adjustment as provided in Section 14 hereof, the number of shares that may be issued under the Plan for Awards during the term of the Plan is 1,000,000 shares of Class C Common Stock, provided that not more than 300,000 shares of Class C Common Stock may be subject to incentive stock options. Any shares subject to an Award which are used in settlement of tax withholding obligations shall be deemed not to have been issued for purposes of determining the maximum number of shares available for issuance under the Plan. Likewise, if any Stock Option is exercised by tendering shares, either actually or by attestation, to the Company as full or partial payment for such exercise under this Plan, only the number of shares issued net of the shares tendered shall be deemed issued for purposes of determining the maximum number of shares available for issuance under the Plan. No individual shall be eligible to receive Awards aggregating more than 500,000 shares of Class C Common Stock reserved under the Plan in any one calendar year, subject to adjustment as provided in Section 14 hereof. Cumulus Media Inc. shall take whatever actions are necessary to file required documents with the U.S. Securities and Exchange Commission and any other appropriate governmental authorities and stock exchanges to make shares of Class C Common Stock available for issuance pursuant to Awards."

         5. ADMINISTRATION. The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret the Plan, to determine which persons are Participants, to grant waivers of Award restrictions, to determine the provisions of Award Agreements and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which powers shall be executed in the best interests of the Company and in keeping with the objectives of the Plan.

         6. DELEGATION OF AUTHORITY. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may delegate to the chief executive officer and to other senior officers of the Company its duties under the Plan pursuant to such conditions or limitations as the Committee may establish. Any such delegation may be revoked by the Committee at any time.

         7. AWARDS. The Committee shall set forth in the related Award Agreement the terms, conditions, performance requirements, and limitations applicable to each Award including, but not limited to, continuous service with the Company, conditions under which acceleration of vesting will occur and achievement of specific business objectives.


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         8.       DEFERRED PAYMENT OF AWARDS. The Committee may permit selected
Participants to elect to defer payments of some or all types of Awards in accordance with procedures established by the Committee which are intended to permit such deferrals to comply with applicable requirements of the Code including, at the choice of Participants, the capability to make further deferrals for payment after retirement. Dividends or dividend equivalent rights may be extended to and made part of any Award denominated in stock, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of dividend equivalents for deferred payments denominated in stock.

         9. STOCK OPTION EXERCISE. The price at which shares of Class C Common Stock may be purchased under a Stock Option shall be paid in full at the time of the exercise in cash or, if permitted by the Committee, by means of tendering shares of Class A Common Stock or Class C Common Stock which have been held by the Participant for more than six months and have not been used within the prior six-month period to exercise an option, either directly or by attestation, valued at Fair Market Value on the date of exercise, or any combination thereof.

         10. TAX WITHHOLDING. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of shares under the Plan, an appropriate number of shares for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Company may defer making delivery with respect to Class C Common Stock obtained pursuant to an Award hereunder until arrangements satisfactory to it have been made with respect to any such withholding obligation. If Class C Common Stock is used to satisfy tax withholding, such stock shall be valued based on the Fair Market Value when the tax withholding is required to be made.

         11. AMENDMENT OR TERMINATION OF THE PLAN. The Board may, at any time, but only by unanimous consent or approval, amend or terminate the Plan; provided, however, that

                  (a) subject to Section 14 hereof, no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; and

                  (b) without further approval of the shareholders of the Company, no amendment shall increase the number of shares of Class C Common Stock which may be delivered pursuant to Awards hereunder, except for increases resulting from Section 14 hereof.

         12.      TERMINATION OF EMPLOYMENT.

                  (a) Termination of Options. The impact of a Participant's termination of employment on the vesting and exercisability of a Stock Option shall be governed by the Award Agreement.

                  (b)      Death or Disability of a Participant.

                           (i) In the event of a Participant's death, the Participant's estate or beneficiaries shall have a period specified in the Award Agreement within which to receive or exercise any outstanding Award held by the Participant under such terms, and to the extent, as may be specified in the applicable Award Agreement. Rights to any such outstanding Awards shall pass by will or the laws of descent and distribution in the following order: (a) to beneficiaries so designated by the Participant; if none, then (b) to a legal representative of the Participant; if none, then (c) to the persons entitled thereto as determined by a court of competent jurisdiction. Subject to subparagraph (iii) below, Awards so passing shall be exercised or paid out at such times and in such manner as if the Participant were living.

                           (ii) In the event a Participant suffers a Disability as defined in Section 6(e) of the Employment Agreements, the Award shall be exercisable for the period, and to the extent, specified in the Award Agreement. Awards and rights to any such Awards may be paid to or exercised by the Participant, if legally


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                  competent, or a legally designated guardian or representative if the Participant is legally incompetent by virtue of such disability.

                           (iii)    In the event of uncertainty as to
                  interpretation of or controversies concerning this paragraph
                  (b) of Section 12, the Committee's determinations shall be binding and conclusive.

                  (c) No Employment Rights. The Plan shall not confer upon any Participant any right with respect to continuation of employment by the Company nor shall it interfere in any way with the right of the Company to terminate any Participant's employment at any time.

         13.      NONASSIGNABILITY. Except as provided in Section 12(b) and this
Section 13, no Award under the Plan shall be assignable or transferable, or payable to or exercisable by anyone other than the Participant to whom it was granted, except that Awards, other than incentive stock options, within the meaning of Section 422 of the Code, may be transferred to members of the Participant's immediate family, to trusts for the benefit of the Participant and/or such immediate family members, and to partnerships or other entities in which the Participant and/or such immediate family members own all the equity interests. For purposes of the preceding sentence, "immediate family" shall mean a Participant's spouse, issue, and spouses of his issue.

         14. ADJUSTMENTS. In the event of any change in the outstanding Class C Common Stock of the Company by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, or similar event, the Committee may adjust proportionally (a) the number of shares of Class C Common Stock (i) reserved under the Plan, (ii) available for ISOs, (iii) for which Awards may be granted to an individual Participant, and (iv) covered by outstanding Awards denominated in stock; (b) the stock prices related to outstanding Awards; and (c) the appropriate Fair Market Value and other price determinations for such Awards. In the event of any other change affecting the Class C Common Stock or any distribution (other than normal cash dividends) to holders of Class C Common Stock, such adjustments as may be deemed equitable by the Committee, including adjustments to avoid fractional shares, shall be made to give proper effect to such event. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee shall be authorized to issue or assume Stock Options, whether or not in a transaction to which Section 424(a) of the Code applies, by means of substitution of new Stock Options for previously issued Stock Options or an assumption of previously issued Stock Options.

         15. NOTICE. Any notice to the Company required by any of the provisions of the Plan shall be addressed to the director of finance of the Company in writing, and shall become effective when it is received by his office.

         16. UNFUNDED PLAN. The Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to Class C Common Stock under the Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by Class C Common Stock , nor shall the Plan be construed as providing for such segregation, nor shall the Company nor the Board nor the Committee be deemed to be a trustee of any Class C Common Stock granted under the Plan. Any liability of the Company to any Participant with respect to a grant of Class C Common Stock under the Plan shall be based solely upon any contractual obligations that may be created by the Plan and any Award Agreement; and no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

         17. GOVERNING LAW. The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Wisconsin, without giving effect to principles of conflicts of laws, and construed accordingly.

         18. EFFECTIVE AND TERMINATION DATES. The effective date of the Plan is August 30, 1999. The Plan shall terminate on August 30, 2009 subject to earlier termination by the Board pursuant to Section 11, after which no Awards may be made under the Plan, but any such termination shall not affect Awards then outstanding or the authority of the Committee to continue to administer the Plan.


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         19.      OTHER BENEFIT AND COMPENSATION PROGRAMS. Payments and other benefits received by a Participant pursuant to an Award shall not be deemed a part of such Participant's regular, recurring compensation and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement, unless the Committee expressly determines otherwise.


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